Exhibit 10.8

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated this 27th day of October, 2009 the (“Effective Date”), by and between THE CLARK GROUP, INC., a Delaware corporation (“Employer”), and CHARLES H. FISCHER III (“Executive”). This Agreement supersedes and replaces in its entirety the previous employment agreement, dated _________ ____, 200___ between Employer and Executive.

In consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereto hereby agree as follows:

Section 1.              EMPLOYMENT AND DUTIES. Employer hereby employs Executive as President of The Clark Group, Inc. Executive hereby accepts this employment upon the terms and conditions herein contained and agrees to devote Executive’s full working time, attention, and efforts to promote and further the business of Employer. Executive shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Executive’s duties and responsibilities hereunder. As President of The Clark Group, Inc., Executive shall take direction from Employer’s board of directors and the President of Clark Holdings, Inc. and shall be responsible for the management of all of Employer’s divisions and subsidiaries, except for (i) Employer’s Clark Brokerage division (which shall be managed by, and the employees of which shall report directly to, Employer’s Board of Directors, or its designee) and (ii) Employer’s subsidiary Clark Worldwide Transportation, Inc. (“CWT”) (which shall be managed by, and the executive officers of which shall report directly to, CWT’s Board of Directors, or its designee). If the Chief Financial Officer of The Clark Group, Inc. is also the Chief Financial Officer of Clark Holdings, Inc. (the parent company of The Clark Group, Inc.), there shall be dual reporting responsibility for that position.

Section 2.              COMPENSATION.

For all services rendered by Executive, Employer shall compensate Executive as follows:

(a)           Base Salary. The base salary payable to Executive shall be at the annual rate of Two Hundred Fifty-One Thousand, Three Hundred and Twenty-Seven Dollars ($251,327) through December 31, 2009, payable in accordance with Employer’s regular payroll schedule. Starting January 1, 2010, Executive’s annual base salary shall adjust to levels outlined in Exhibit A, commensurate with the new corporate bonus pool. Executive shall participate in annual reviews of his performance in accordance with Employer’s regular policies and procedures. At Employer’s discretion, Executive’s may receive base salary increases from time- to- time during the Term hereof in line with other senior executives of Employer and Employer’s assessment of Executive’s performance.

(b)           Incentive Bonus. The Executive shall be paid a bonus based on the domestic divisions’ profitability (the “Domestic Corporate Pool”), as outlined in Exhibit A (“Incentive Bonus”), with the calculation subject to review by the President and CEO of Clark Holdings, Inc.

(c)           Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from Employer in such form and to such extent as specified below:

(i)           Reimbursement for all business travel and other out-of-pocket expenses, reasonably incurred by Executive in the performance of Executive’s duties pursuant to this Agreement provided such expenses are consistent with Employer’s travel and expense reimbursement policy, and appropriately documented in reasonable detail by Executive consistent with Employer’s expense reporting policy.

(ii)           Vacation, holidays and sick days in accordance with Employer’s Employee Handbook, a copy of which is delivered herewith by Employer to Executive. Employer reserves the right to amend, modify or delete any provision of the Employee Handbook at any time. Executive will receive four (4) weeks paid vacation annually. The Employee Handbook is not a contract of employment between Employer and Executive or any part thereof, but is a current statement of Employer’s policies and procedures with respect to the matters set forth therein.

(iii)           Participation in Employer-sponsored benefit plans, such as health, pension, short-term disability and life insurance, etc., per plan requirements, as and when implemented by Employer. Summary Plan Descriptions of Employer’s existing retirement plans, life insurance program, disability insurance program and employee health insurance program have heretofore been delivered to Executive. Employer reserves the right to amend any of such plans at any time, including the termination of any and all of such plans, for any reason, and in such event, Executive shall have only such rights with respect thereto as are required by law or provided by Employer for all similarly situated employees of Employer.

(iv)           Auto allowance of Twelve Thousand Dollars ($12,000) per year, payable in equal bi-weekly installments with the payment of Executive’s regular base salary, for reimbursement of all automobile related expenses, including lease payments, oil, maintenance and repair.

(d)           Amounts paid to Executive under this Section shall be subject to all required withholdings and deductions for taxes, etc.

Section 3.              TERM; CESSATION; RIGHTS ON CESSATION.

The term of this Agreement shall be for a term of one (1) year commencing on the Effective Date and continuing until the first anniversary thereof (the “Term”) unless otherwise terminated as herein. The term of this agreement will automatically renew for consecutive one (1) year terms, unless either one of the parties notifies the other party in writing at least 30 days prior to any anniversary date of their intention not to renew the agreement. This Agreement and Executive’s employment may be terminated in any one of the following ways:

(a)           Death. The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive’s estate hereunder or otherwise.

(b)           Disability. Subject to and conditioned upon Employer’s compliance with applicable law, if, as a result of incapacity due to physical or mental illness or injury which results in Executive being absent from Executive’s full-time duties hereunder for one hundred eighty (180) consecutive days, then ten (10) days after receiving written notice (which notice may occur before or after the end of such one hundred eighty (180) day period, but which shall not be effective earlier than the last day of such one hundred eighty (180) day period), Employer may terminate Executive’s employment hereunder provided Executive is unable to resume Executive’s full-time duties at the conclusion of such ten (10) day notice period. In the event this Agreement is terminated as a result of Executive’s disability, Executive shall have no right to any severance compensation hereunder or otherwise.

(c)           Good Cause. Employer may terminate the Agreement ten (10) days after delivery of written notice to Executive for “good cause”, which shall be: (1) Executive’s breach of this Agreement; (2) Executive’s failure to adequately perform Executive’s material duties and responsibilities hereunder after Employer has given Executive written notice of the particulars of such failure and Executive has not brought his performance into compliance within such reasonable period as Employer may specify in writing (the intention of this item (2) is not to allow Employer to terminate Executive without cause create an “employment at will” contract, but rather to ensure that Executive perform his duties in a manner and with such diligence as is expected of Employer’s senior executives); (3) Executive’s willful dishonesty, fraud, misconduct or any conduct constituting or exhibiting moral turpitude or which adversely affects the operations or reputation of Employer; (4) Executive’s conviction in a court of competent jurisdiction of a felony or any misdemeanor other than a minor traffic violation; or (5) chronic alcohol abuse or illegal drug use by Executive. In the event of a termination for “good cause”, as enumerated above, Executive shall have no right to any severance compensation hereunder or otherwise.

(d)           Without Good Cause.  Executive’s employment may be terminated without “good cause” by Employer during the Term hereof. Should Executive’s employment be terminated by Employer without good cause during the Term, and provided Executive complies with the terms of Section 5 hereof and does not breach the terms of Employer’s Confidentiality Policy described in Section 6, Executive shall be entitled to all Base Salary payable for the Term and the Incentive Bonus earned through the last date of Executive’s employment (prorated and accrued on a daily basis for the Employer’s fiscal year) to be paid in the same manner and at the same time as set forth in Section 2 hereof, and Employer will continue to provide throughout the Term the health insurance benefit, the pension benefit and the life insurance benefit described in Section 2(c)(iii) and the auto allowance described in Section 2(c)(iv) but not any of the benefits and other compensation described in Section 2(c) above which will terminate on the last day of employment except as to amounts already vested in accordance with any benefit plans.

(e)           By Executive. At any time after the commencement of employment, Executive may terminate this Agreement and Executive’s employment effective ninety (90) days after written notice is provided to Employer. If Executive resigns or otherwise terminates Executive’s employment, Executive shall receive no severance compensation or any amounts with respect to the Incentive Bonus. At any time after receipt of Executive’s notice of termination of this Agreement, Employer may waive performance of Executive’s employment duties for the balance of the notice period, provided Employer continues payment of the regular installments of Executive’s base salary and continues Executive’s other benefits described in Section 2(c) through the last date of such notice period.

(f)           Upon termination of this Agreement for any reason provided herein, (i) Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due and payable to Executive only to the extent and in the manner expressly provided in this Section 3, and (ii) except as otherwise provided by Section 16 hereof all other rights, duties and obligations of Employer and the Executive under this Agreement shall cease and terminate as of the Cessation Date.

(g)           Severance. If Executive’s employment is terminated by Employer pursuant to Section 3(d) without good cause, or Employer does not elect the term to renew for a consecutive one-year term, then Employer shall continue to pay Executive (the “Severance”) his then current Base Salary for one (1) year following the expiration of the Term. Payment of Severance is subject to Executive’s execution of a separation agreement, in a form reasonably acceptable to Employer, which shall include a general release of all claims and rights that Executive may have against Employer and its affiliated entities and their respective directors, officers and employees, including but not limited to all claims and rights relating to Executive’s employment and/or termination (a “Release”). Severance will be paid to Executive in equal installments on Employer’s regular bi-weekly paydays commencing the first pay period following expiration of the revocation period provided for in the Release and will be subject to any applicable local, state, and federal tax withholding obligations. Notwithstanding anything herein to the contrary, the Severance payments shall terminate ten (10) days after Employer provides notice to Executive that Employer intends to terminate such payments because Executive has breached a provision of Sections 4, 5(b) or 6 of this Agreement. It is understood and agreed that the Release shall not release any remaining obligations of Employer under this Agreement to be performed from and after the date of such Release.

Section 4.              INTELLECTUAL PROPERTY.

Executive will fully and promptly disclose to Employer all Intellectual Property which Executive may conceive or make, alone or with others, during the period of the Executive’s employment with Employer, whether or not during working hours, or within ninety (90) days after the Cessation Date, which relates to, results from or is suggested by: (1) activities of Employer; (2) Employer’s industry; (3) any Proprietary Information of Employer; or (4) any work Executive may have done or may do for Employer. Any and all worldwide patent, copyright, trademark or other right, title and interest in and to the Intellectual Property, upon creation in whole or in part while Executive is employed by Employer shall immediately vest in Employer, and if subject to copyright protection, shall be deemed a work-made-for-hire prepared by an employee within the scope of his employment under the U.S. Copyright Act of 1976, 17 U.S.C. Section 101, et seq., as amended, or such other U.S. copyright statute in force at the time the work is created. To the extent any Intellectual Property prepared by Executive for Employer hereunder is deemed not to be a work-made-for-hire by a court of competent jurisdiction, Executive hereby irrevocably assigns, effective as of the date of creation of all or a part of such Intellectual Property, all worldwide right, title and interest in and to such Intellectual Property to Employer, and Executive hereby agrees to and warrants waiver of any and all moral rights in the Intellectual Property to the extent allowed by law. With respect to any other rights, title or interest in the Intellectual Property, including without limitation all other intellectual property rights, Executive hereby irrevocably assigns all worldwide right, title and interest in and to such Intellectual Property to Employer. In the event that any such Intellectual Property, or the rights therein, cannot be assigned under applicable law in any jurisdiction, Executive hereby grants to Employer and exclusive, irrevocable, perpetual, worldwide, royalty-free license (with the right to sublicense through one or multiple sublicensees and through multiple tiers of sublicensees without royalty to Executive) in such jurisdictions to make, sell, use, reproduce, distribute, create derivative Intellectual Property of, publicly perform, publicly display and perform, and exploit such Intellectual Property in any media or manner now known or hereafter known. Executive agrees that he will execute any and all documents, assignments, licenses or other instruments, affidavits, or certificates required or requested by Employer for the purpose of implementing Executive’s obligations under this Section 4.

Section 5.              RETURN OF EMPLOYER PROPERTY; RESTRICTIVE COVENANTS.

(a)           Employer Property.  All Proprietary Information including, without limitation, records, designs, patents, business plans, financial statements, manuals, correspondence, reports, charts, advertising materials, memoranda, customer lists and other property delivered to or compiled by Executive by or on behalf of Employer, which pertain to the business, activities or future plans of Employer, shall be and remain the property of Employer, and be subject at all times to its discretion and control and shall be, upon cessation of Executive’s employment with Employer, collected by Executive and delivered promptly to Employer without request by Employer.

(b)           Restrictive Covenants. During the Term of this agreement and, without regard to its termination for any reason, for a period of twelve months after the later of the termination of this agreement or payment is made to executive pursuant to its terms, Executive shall not unless acting pursuant hereto or with the prior written consent of Employer, in the geographic territory of North America:

(i)           Director or indirection, own manage, operate, finance, join, control or participate in the ownership, financing, operation financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative consultant or otherwise with, or use to permit Executives name to be used in connection with any Competing Business (defined below): provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the ownership by Executive of not more than one percent (1%) of the capital stock of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities and Exchange Act of 1934, as amended;

(ii)           Solicit or divert to any Competing business, and individual or entity which is a customer of Employer or its affiliates;

(iii)           Employ, attempt to employ, solicit or assist in any Competing Business in employing any employee of Employer or its affiliates; or

(iv)           Be employed by any customer of Employer or its affiliates if such employment results in a loss to Employer or its affiliates of any business from such customer.

The term “Competing Business” shall mean any business or enterprise engaged in third party management logistics or transportation brokerage and service activities or which is otherwise in direct competition with the primary business lines engaged in by Employer and/or its affiliates. During the term of this Agreement or on the date of Executives termination, provided that “Competing Business” shall not include any line of business in which Employer or its affiliates is not engaged on the date of the Executive’s termination. In the event that the provision of this Section 5 should ever be adjudicated exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

(c)           Equitable Relief. Executive acknowledges that the restrictions contained in section 4 and 5 hereof, are, in view of the nature of the business of Employer and/or its affiliates and the geographic scope of that business reasonable and necessary to protect the legitimate interest of Employer and/or its affiliates and that any violation of any provision of those Sections will result in irreparable injury to Employer and/or its affiliates. Executive also acknowledges that in the event of any such violation, Employer shall be entitled to preliminary and permanent injunctive relief without the necessity of providing actual damages, and to an equitable account of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights and remedies to which it may be entitled. Executive agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Mercer County, New Jersey or any other court of competent jurisdiction. In the event of a violation, the twelve month term of the restriction shall urn form the date the violation ceases. Executive herby waives, to the fullest extent permitted by law, any objection that Executive may now or hereafter have to such jurisdiction or to laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been, brought in an inconvenient forum. Executive agrees that effective service of process may be made upon Executive by mail under the notice provisions contained in Section 11.

Section 6.              CONFIDENTIALITY.

Executive shall execute and deliver to Employer simultaneously herewith the Employer’s Confidentiality Policy.

Section 7.              NO PRIOR AGREEMENTS.

Executive hereby represents and warrants to Employer that the execution of this Agreement by Executive and his employment by Employer and the performance of Executive’s duties hereunder will not violate or be a breach of any oral or written agreement with, or other duty owed to, a former employer of Executive or any other Person. Further, Executive agrees to indemnify Employer from and against any and all claims, judgments, fines, actions, suits, demands, charges, costs and expenses including but not limited to attorneys’ fees and expenses (collectively, “Claims”), relating to, arising from, or in connection with (i) any actions by Executive outside the scope of Executive’s duties hereunder or (ii) any breach by Executive of any oral or written agreement between Executive and any third party or any other duty owed by Executive to any third party.

Section 8.              ASSIGNMENT; BINDING EFFECT.

This Agreement may not be assigned by either party without the express written consent of the other party, which consent may be withheld for any reason; provided however, Employer may assign this Agreement to any Person who is controlled by, in control of or under common control with Employer and any Person who acquires the business of Employer.

Section 9.              DEFINITIONS.

For purposes of this Agreement, the following terms shall have the respective meanings ascribed thereto in this Section 9:

“Cessation Date” means the date of cessation of Executive’s employment with Employer for whatever reason.

“Intellectual Property” means literary, artistic works and/or other projects, inventions, discoveries, know-how or improvements, whether or not patentable, copyrightable or subject to other statutory or common law protection, created in whole or in part during Employee’s employment, including without limitation any revisions, alterations, variations, improvements or derivative works thereof, and any ideas, inventions, process, designs, whether patentable, copyrightable or susceptible to other forms of intellectual property protection Executive therewith or resulting therefrom.

“Person” means any individual, firm, company, limited liability company, partnership (including, without limitation, any general, limited, limited liability or limited liability limited partnership), corporation (including not-for-profit), joint venture, unincorporated organization or association, trust, union, governmental entity, department or agency, or any other entity, business or organization of whatever nature.

Section 10.            COMPLETE AGREEMENT; AMENDMENT.

(a)           This Agreement is not a promise of future employment beyond the Term hereof. There is no promise or commitment by Employer to Executive that this Agreement will be renewed or extended, regardless of Executive’s performance hereunder or the achievement of announced goals. There is no promise or commitment to Executive regarding additional compensation or benefits or increased compensation or benefits if this Agreement is extended, renewed or superseded by a new Agreement for an additional Term. This Agreement supersedes any other agreements or understandings, written or oral, between Employer and Executive, and Executive has no oral representations, understandings or agreements with Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Executive and of all the teens of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

(b)           This written Agreement may not be later modified except by a written instrument signed by a duly authorized officer of Employer and Executive, and no term of this Agreement may be waived except by a written instrument signed by the party waiving the benefit of such term.

Section 11.            NOTICE.

Any and all notices given in connection with this Agreement shall be deemed adequately given only if in writing and personally delivered, sent by first class registered or certified mail, postage prepaid, return receipt requested, sent by overnight national courier service, sent by facsimile, provided a hard copy is mailed on that day to the party for whom such notices are intended or sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (i) the date it shall be delivered to the address required by this Agreement, (ii) the date delivery shall have been refused at the address required by this Agreement, (iii) with respect to notices sent by mail, the date as of which the postal service shall have indicated that the notice has been delivered to the address required by this Agreement, (iv) with respect to a facsimile, the date on which the facsimile is sent. Any and all notices referred to in this Agreement, or which any party desires to give the other, shall be addressed as follows:

To Employer:	The Clark Group, Inc.
P.O. Box 438
Trenton, NJ 08603
ATTN: Gregory E. Burns Fax: 609-599-1490

To Executive:	Charles H. Fischer III
13 Old Queens Court
Eatontown, NJ 07724

Section 12.            SEVERABILITY; HEADINGS.

If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

Section 13.            GOVERNING LAW.

This Agreement shall in all respects be construed according to the laws of the State of New Jersey.

Section 14.            CONSENT TO JURISDICTION; SERVICE OF PROCESS.

Employer and Executive hereby irrevocably submit to the jurisdiction of the state or federal courts for the situs of Employer’s business, in connection with any suit, action or other proceeding arising out of or relating to this Agreement, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

Section 15.            CONSTRUCTION AND INTERPRETATION.

Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that the Executive, Employer and their respective representatives, legal and otherwise, have participated in the preparation hereof.

Section 16.            SURVIVAL.

Notwithstanding anything in this Agreement to the contrary, Sections 4, 5, 7, 12, 13, 14, 15, 16, and 17 of this Agreement shall survive any termination of this Agreement or of the Executive’s employment hereunder until the expiration of the respective statute(s) of limitations applicable thereto.

Section 17.            THIRD PARTY BENEFICIARIES.

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person or entity not a party to this Agreement.

Section 18.            COUNTERPARTS.

This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“EMPLOYER”

THE CLARK GROUP, INC.

By:	/s/
Name:
Title:

“EXECUTIVE”

/s/
Charles H. Fischer III